UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 8, 2024

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida		32835
(Address of principal executive offices)		(Zip Code)

(407) 613-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HGV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 8, 2024, Hilton Grand Vacations Inc., a Delaware corporation (the “Company”), Hilton Grand Vacations Parent LLC, a Delaware limited liability company (“Holdings”), Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (the “Borrower”), and certain subsidiaries of the Borrower, entered into Amendment No. 7 to the Credit Agreement (the “Amendment”), which amended the Credit Agreement, dated as of August 2, 2021, by and among the Company, Holdings, the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent (the “Credit Agreement”), pursuant to which, among other things, the Borrower incurred $400.0 million of incremental term loans (the “New Term Loans”). Each capitalized term used herein and not otherwise defined herein shall have the same meaning as specified in the Credit Agreement.

Proceeds from the New Term Loans, together with cash on hand at the Company and its subsidiaries, were used to voluntarily repay Initial Term Loans in an aggregate principal amount equal to $400.0 and accrued and unpaid interest thereon.

The New Term Loans constitute a new class of term loans under the Credit Agreement and rank pari passu in right of payment and pari passu in right of security with the existing Initial Term Loans, Amendment No. 4 Term Loans and Revolving Credit Facility. The New Term Loans will mature on January 8, 2028 and are not subject to amortization prior to maturity.

The New Term Loans bear interest, at the Borrower’s option, at a rate equal to a margin (which (x) in the case of Base Rate (as defined below) borrowings, is equal to 0.75% per annum and (y) in the case of Term SOFR (as defined below) borrowings, is equal to 1.75% per annum) over either (a) a base rate (the “Base Rate”) determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) Term SOFR for a one-month interest period plus 1.00% or (b) a SOFR rate (“Term SOFR”) determined by reference to the forward-looking term SOFR rate published by CME Group Benchmark Administration Limited for the interest period relevant to such borrowing. The New Term Loans are subject to a Term SOFR floor of 0%.

The New Term Loans are subject to the same affirmative and negative covenants and events of default as the existing Initial Term Loans and Amendment No. 4 Term Loans. Additionally, after giving effect to the Amendment, the New Term Loans, together with the existing Revolving Credit Facility, will benefit from the existing interest coverage ratio financial covenant and the existing first lien net leverage ratio financial covenant.

The Borrower may voluntarily prepay outstanding New Term Loans at any time without premium or penalty, other than customary “breakage” costs with respect to Term SOFR loans. The New Term Loans are subject to mandatory prepayment on the same terms, and subject to the same exceptions, as the existing Initial Term Loans and Amendment No. 4 Term Loans, except that the Borrower may elect to use the pro rata share of certain amounts that would otherwise be required to prepay the New Term Loans to instead prepay other term loans outstanding under the Credit Agreement and/or certain other indebtedness prior to the New Term Loans.

Additionally, in connection with the Amendment, the aggregate amount of Letters of Credit permitted to be outstanding under the Credit Agreement was increased from $50.0 million to $150.0 million.

This summary is qualified in its entirety by reference to the full text of the Amendment, filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Amendment No. 7 to the Credit Agreement, dated as of October 8, 2024, by and among Hilton Grand Vacations Borrower LLC, Hilton Grand Vacations Parent LLC, the guarantors party thereto and Bank of America, N.A., as the administrative agent.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Date: October 9, 2024